Exhibit 99.1

June 15, 2018

Dear Stockholder,

On June 4, 2018, MacKenzie Realty Capital, Inc. and certain of its affiliates (collectively, “MacKenzie”) commenced yet another unsolicited mini-tender offer (the “MacKenzie Offer”), this time to purchase up to 500,000 shares of common stock (the “Shares”) of American Realty Capital New York City REIT, Inc. (the “Company”) at a price equal to $12.04 per Share in cash. The expiration date of the MacKenzie Offer is July 20, 2018, unless extended. You should expect to receive offer materials for the MacKenzie Offer, if you have not received them already. It is unfortunate that MacKenzie’s forms and materials seem designed to mislead you into believing they are issued by the Company. Please note that MacKenzie is not affiliated with the Company or its advisor.

Over the past few years, MacKenzie has launched three prior mini-tender offers and has had extremely limited success in acquiring shares from stockholders like you. As is the case with the previous offers, the MacKenzie Offer has not been publicly filed and fails to provide certain disclosure and investor protections as we discuss below.

After carefully evaluating the MacKenzie Offer, the Board of Directors of the Company (the “Board”) recommends that investors reject the MacKenzie Offer and NOT tender their Shares. We believe that the MacKenzie Offer is not in the best interests of our stockholders because, among other reasons:

•	The MacKenzie Offer price is significantly less than the current estimated per-share net asset value (“Estimated Per-Share NAV”) approved by the independent directors of the Board of $20.26[1] as of June 30, 2017. The MacKenzie Offer price is $8.22 per Share, or 41%, less than the Estimated Per-Share NAV.

•	Given the MacKenzie Offer price, the Board believes that the MacKenzie Offer represents an opportunistic attempt by MacKenzie to make profit by purchasing the Shares at a deeply discounted price relative to their current estimated value, thereby depriving the stockholders who tender Shares in the MacKenzie Offer of the potential opportunity to realize the full long-term value of their investment in the Company.

•	In addition, the MacKenzie Offer avoids important investor protections and disclosure. In fact, the SEC has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard…” The SEC has also published investor tips regarding mini-tender offers on its website at: www.sec.gov/investor/pubs/minitend.htm. Unlike tender offers required to be filed with the SEC, the MacKenzie Offer materials fail to adequately address certain matters, including: a complete description of the risks associated with the MacKenzie Offer; a clear discussion of the methodologies used by MacKenzie to determine its offer price or how it has valued the Company’s shares; completeness of disclosure as to the identity of MacKenzie, its control persons and promoters and their financial wherewithal; and a clear disclosure of the Company shares owned by MacKenzie and its affiliates.

In order to deter MacKenzie and other potential future bidders that may try to exploit the illiquidity of Shares and acquire them from stockholders at prices substantially below their Estimated Per-Share NAV, the Board has authorized a self-tender offer (the “Company Offer”) for the Company to purchase up to 500,000 Shares at $12.95 per Share in cash, or 36% less than the Estimated Per-Share NAV. Because the offer price under the Company Offer is still well below the current Estimated Per-Share NAV of the Shares, the Board recommends that stockholders DO NOT tender their Shares in the Company Offer or the lower MacKenzie Offer. The Company Offer provides stockholders who desire immediate liquidity an alternative to the MacKenzie Offer at a 7.6% premium to the MacKenzie Offer price.

You should carefully read the enclosed Offer to Purchase and Letter of Transmittal for the Company Offer, each of which have been filed as exhibits to a Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on June 15, 2018, before making your decision with regard to the Company Offer. Unless extended or withdrawn, the Company Offer will expire at 11:59 p.m., Eastern Time on July 24, 2018. Upon expiration, payment for the Shares accepted for purchase in the Company Offer will occur promptly in accordance with applicable law.

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1 For a full description of the methodologies and assumptions, as well as certain qualifications, used to value the Company’s assets and liabilities in connection with the calculation of Estimated Per-Share NAV, see the Company’s Current Report on Form 8-K dated October 26, 2017 filed with the SEC.

The Board acknowledges that each stockholder must evaluate whether to tender his or her Shares in either offer and that, because there is no trading market for the Shares, an individual stockholder may determine to tender based on, among other considerations, such stockholder’s individual liquidity needs. In addition, the Board believes that in making a decision as to whether to tender his or her Shares in either offer, each stockholder should keep in mind that (a) the Board has the right to amend, suspend or terminate the Company’s share repurchase program at any time (which program has significant limitations and is suspended during the Company Offer in accordance with applicable securities laws), (b) the Board has the right to amend, extend or, upon certain specified conditions, terminate the Company Offer and (c) the Board makes no assurances with respect to (i) any future distributions (which can change periodically) or (ii) the timing of providing liquidity to the stockholders.

We appreciate your trust in the Company and its Board of Directors and thank you for your continued support. We encourage you to follow the Board of Directors’ recommendation and not tender your Shares in either offer. If you do not wish to tender Shares in the Company Offer or the MacKenzie Offer, simply do not respond to either offer.

If you have any questions or need further information about your options, please feel free to contact NYCR’s Investor Relations department at 866-902-0063.

Sincerely, Edward M. Weil, Jr. Executive Chairman, Chief Executive Officer, President and Secretary